                                                                           10.14

                          SIXTH AMENDED EMPLOYMENT AGREEMENT

     THIS SIXTH AMENDED EMPLOYMENT AGREEMENT made this 24th day of November, 1997, by and between QUESTECH, Inc., a Virginia corporation (hereinafter referred to as the "Company"), and Vincent L. Salvatori (hereinafter referred to as the "Employee").

     W I T N E S S E T H:

     WHEREAS, the Company and the Employee entered into an Employment Agreement on the 20th day of December 1979, as amended on December 16, 1983, December 23, 1986, June 13, 1991, December 23, 1991 and November 15, 1995 (collectively the "Agreement");

     WHEREAS, the Company and the Employee have determined that further amendments to the Agreement are now required;

     WHEREAS, the current Amendments to the Agreement were approved by the Board of Directors of the Company on November 17, 1997;

     WHEREAS, the Company and the Employee are desirous of setting forth in writing the Agreement as amended.

     NOW, THEREFORE, for and in consideration of the sum of Ten dollars ($10.00), paid by Employee to the Corporation and other valuable consideration, receipt of which is hereby acknowledged and the convenants, conditions and promises herein contained, it is hereby agreed as follows:

     1. Employment. By Resolution duly adopted by its Board of Directors (hereinafter referred to as ("the Board"), a copy of the Board's resolution attached hereto as Exhibit A, the Vice Chairman of the Board or the President and Chief operating Officer, was authorized to enter into this amended Agreement by executing this Agreement.

          Accordingly, the Company hereby agrees to employ the Employee and the Employee hereby accepts said employment upon the terms and conditions hereinafter set forth.

     2. Positions and Titles. During the period of the Employee's full-time employment by the Company, as hereinafter defined in this Agreement, the Employee shall have the titles and hold the offices of Chairman of the Board and Chief Executive Officer, and shall have the usual authority associated with said positions as more fully described in the By-laws of the Company in effect as of the date of this Agreement, In addition, the Company and the Employee further agree as follows:

          (a) The Employee may hold other offices and have other titles from time to time as determined by the Board, but shall have no less authority, positions and titles granted the Employee by the Company pursuant to this paragraph.

          (b) If the Employee elects part-time employment in accordance with this Agreement, during the period of the Employeets part-time employment by the Company, as hereinafter defined in this
               Agreement:

               (i) The Employee acknowledges the Board's right to request that the Employee resign from the position of Chief Executive Officer; and

               (ii) The Employee shall continue to have the title of Chairman of the Board and shall have the usual authority associated with that position and perform such other duties as may be mutually agreed upon from time to time between the Employee and the Company.

          (c) The Employee's Agreement to resign the office of Chief Executive Officer upon his being employed by the Company having located a satisfactory replacement or the position of Chief Executive Officer, and absent same, the Employee shall retain the office and title until such replacement is located by the Company, but in no event longer than nine (9) months from the date the Employee elects part-time employment.

      3. Term. The term of this Agreement shall be for a period of three (3) years from the date of this Agreement. This Agreement, so long as it governs Employee's full-time employment by the Company, shall be renewed annually by appropriate resolutions duly adopted by the Board for successive three (3) year periods. The Employee agrees to remain in the employ of the Company, whether it be on a full-time or part-time basis, as more fully defined in this Agreement, during the period of time of this Agreement unless terminated or canceled pursuant to paragraph 15 or 18 herein. The period of time of this Agreement shall be the sum of the period of full-time employment hereunder and of part-time employment unless there is an event of (i) termination pursuant to paragraph 15 herein, (ii) cancellation pursuant to paragraph 18 hereof, or (iii) death of the Employee, and shall be referred to as "the effectiveness of this Agreement". The annual renewal of this Agreement by the Board shall be governed by the following:

          (a) The subject of the annual renewal of this Agreement by the Board shall be an Agenda item for the Board at its regularly scheduled quarterly meeting immediately preceding or following the anniversary date of this Agreement, whichever may be closer to the anniversary date.

          (b) The annual renewal of this Agreement shall be by the majority vote of the members of the Board, excluding the Employee's vote.

     4. Full-Time Employment Status. During the period of the Employee's full-time employment by the Company, the Employee shall devote such of his business hours to the affairs of the Company as may be necessary in order to perform his duties and responsibilities.

     5. Part-Time Employment Status. During the effectiveness of this Agreement, and upon the Employee having completed at least twelve (12) years of service for the Company and being at least fifty-two (52) years of age, the Employee shall have the right to elect part-time employment status and to be so employed by the Company for a period of up to ten (10) years. Such right shall also be granted the Employee in the event this Agreement and/or extension thereof are not renewed at any time. Part-time employment, for purposes of this Agreement, shall be defined as the Employee devoting, at his option, a minimum of thirty-three percent (33%) and a maximum of fifty percent (50%) of his business hours to the affairs of the Company based on two thousand and eighty (2,080) hours annually. The employee's right to part-time employment status and to be so employed by the Company shall be governed by the following:

          (a) The Employee shall provide the Company at least ninety (90) days written notice of the intention to convert his employment status from full-time to part-time. The notice may be Provided by the Employee at any time after he has met the conditions precedent to part-time employment or at least ninety (90) days prior to the date the Employee fulfills the latest condition precedent to part-time employment status.

          (b) The time at which such election is to be effective may be shortened or waived in its entirety or extended up to an additional six (6) months after the ninety (90) day period by a vote of two-thirds (2/3) of the Board, excluding the Employee's vote.

     6. Compensation. The Company shall pay to the Employee as compensation for his services hereunder the amount set forth in this paragraph, subject to the further provisions of this paragraph:

          (a) During Full-Time Employment. During the period of the Employee's full-time employment by the Company, he shall be paid a salary for the office of Chief Executive Officer in the sum of at least One Hundred Forty-five Thousand Dollars ($145,000.00), to be reviewed and increased at least annually by appropriate action of the Board, in such a manner as to insure that the compensation rate is commensurate with the industry scale for similar positions. In addition to the salary to be paid the Employee, the Company by appropriate action of the Board may provide the Employee bonus payments based on the performance of the Employee and the financial condition of the Company and such other benefits consistent with the Employee's position. In addition, the Employee shall be entitled to receive an annual fee as Chairman of the Board of not less than $40,000 as well as a fee as a director of the Company of not less than $20,000.

               In the event the Employee is not an officer or director of the Company, he shall no longer be paid fees as Chairman or as a director, but his base salary for all purposes in the Agreement shall be no less than $205,000 or his total compensation, including such fees, immediately prior to this time he no longer is an officer and/or director of the Company, if higher.

          (b) During Part-Time Employment. During the period of the Employee's part-time employment by the Company, the Employee's salary shall be governed by the parameters of hours set forth in paragraph 5 of this Agreement. The compensation shall be further premised on the actual hours worked as stated on the Employee's time card and submitted to the President of the Company for his counter-signature. Said part-time compensation shall be determined as follows:

               (i) If the Employee is age fifty-five (55) or older at the time of his conversion to part-time employment, he shall receive compensation based on his hourly rate of pay which shall equal the annual rate of compensation (including the fees referred to above) received by the Employee at the date of Employee's conversion to part-time employment, divided by two-thousand and eighty (2,080) without further deduction.

               (ii) If the Employee is between the ages of fifty-two (52) and fifty-five (55) (but has not reached his fifty-fifth (55th) birthday) at the time of his conversion to part-time employment, he shall receive compensation based on his hourly rate of pay as first determined in subparagraph (i) above (hereinafter referred to as the "Normal Hourly Rate") and then adjusted downward as follows:

                    (aa) The normal hourly rate shall be reduced by fifteen percent (15%) if the Employeers conversion to part-time employment occurs at the age of fifty-two (52) but before his fifty-third (53rd) birthday.

                    (bb) The normal hourly rate shall be reduced by ten percent (10%) if Employee's conversion to part-time employment occurs at the age of fifty-three (53) but before the fifty-fourth(54th) birthday.

                    (cc) The normal hourly rate shall be reduced by five percent (5%) if Employee's conversion to part-time employment occur at the age of fifty-four (54) but before his fifty-fifth (55th) birthday.

               (iii) The Employee's hourly rate as determined by paragraph 6(b)(i) and (ii) shall be increased on each anniversary date of this agreement by the increase in the Consumer Price Index of the prior twelve-month period.

               (iv) The Employee shall receive such other compensation and benefits which are granted pursuant to subparagraph (a) of this paragraph or associated with other positions he holds in the Company.

     7. Vacation and Sick Leave. The Employee shall be entitled to vacations and sick leave as set forth in the Company's Handbook for Employees in effect as of the date of this Agreement, with such improvements and additional benefits as may be incorporated therein from time to time. Vacation time may be accrued on a pro-rata basis for part-time work equal to one-third (1/3) to one-half (1/2) of the normal full-time accrual, depending on the extent of part-time employment status.

     S. Expenses. The Company agrees to reimburse the Employee in full for all reasonable expenses incurred by the Employee in the pursuit of the Company's business, whether the Employee is employed on a full-time or part-time basis. The Employee shall submit to the President of the

          Company for his counter-signature appropriate expense reports and vouchers in support of-the expenses incurred on behalf of the Company.

     9. Insurance (Hospital, Medical, Dental and Vision). The Company acknowledges that the Employee and his dependents, including his current spouse (as of the date of this Agreement or any amendment thereto), have been and are currently participants in the Company's medical plan and that in addition the Company has maintained and currently maintains dental and vision insurance policies for the Employee, his current spouse, and his dependents.
          With regard to such plans and insurance, the Company agrees with the Employee as follows:

          (a) To the extent possible under the terms of the plan, and if necessary, through other insurance, the Company shall continue to maintain the plan and shall be responsible for the respective premium payments throughout the effectiveness of this Agreement,

          (b) Or, if the Company shall not continue its plan, it shall purchase insurance comparable thereto, to reimburse the Employee for all hospital, medical, dental and vision expenses not otherwise covered.

          (c) In the event the Employee has been employed by the Company for at least twelve (12) years and terminates this Agreement pursuant to paragraph 15(a), or this Agreement has not been terminated but the term hereof has expired, the employee, his current spouse as of the date of this Agreement or any amendment thereto, and to the extent allowed by the plans and insurance, their dependents, shall be provided life-time coverage identical with the coverage set forth in subparagraphs (a) and (b). Such reimbursement of the Employee shall be determined after deductions for Medicare, Medicare supplements, and any other health insurance benefit payments.

     10. Insurance (Life). The Company shall continue to maintain permanent life insurance (Policy #lA2248622-0 or its substitute) on the Employee in the face amount of not less than $300,000 and agrees to pay full premiums due on said policies during the effectiveness of this Agreement. The

          Employee shall have the sole right to designate the beneficiaries under such policies of insurance. The Company agrees that it shall:

          (a) Pay all premiums on such policies and otherwise maintain them in full force and effect.

          (b)  Not borrow on the policies or otherwise encumber them.

          (c) Make no attempt or request on the Employee to change the names of any beneficiaries or the method of the payment of the proceeds to them.

          (d) Regularly exhibit to the Employee, if requested, receipts for premium payments as well as to furnish the Employee with proof that the policies are in full force and effect with the appropriate beneficiary designations.

     11. Insurances.

          (a) Executive Benefit Plan. The Company and Employee acknowledge that they have entered into an Agreement setting forth an Executive Benefit Plan dated March 9, 1984, as amended ("the Executive Benefit Plan"). In connection therewith, the parties agree that this Agreement shall not in any manner modify, alter or change the terms and conditions of the Executive Benefit Plan.
               It is further agreed that:

               (i) The Employee's benefits shall not be reduced on account of paragraph seven (7) of the Executive Benefit Plan.

               (ii) All other provisions of the Executive Benefit Plan as amended, shall remain in full force and effect.

               (iii) The Employee shall be provided an annual report on the status of the Executive Benefit Plan and his account therein.

               (iv) The Company will fully fund the financing of the Executive Benefit Plan by January 30, 1990, and transfer ownership of such funding vehicles to a trust to be established by mutual consent between the Company and the Employee.

          (b) Group Term. The Employee shall have the right to continue to receive the group term benefit for the $100,000 group life insurance and continue to purchase the optional $100,000 additional policy, currently costing $12.00 per pay period during the effectiveness of this Agreement.

     12.  QuesTech Officers and Managers Deferred Compensation Trust (DEF COM
          I). The Company agrees that the Employee shall have the right to participate in DEFCOM I during the period he is receiving any payments under this Agreement, and thereafter the Company agrees to allow the Employee to make annual contributions of the eligible amounts which can be contributed by the Founders until age 65. The Company further agrees that the Employee shall receive from DEF COMI upon retirement at least the highest annual payment per year of any other participant in the Plan. The Company agrees that the Employee may continue to serve as a Trustee of the DEF COM I Compensation Trust. The Employee shall be provided all reports and documents available to any other trustee or person.

     13. QuesTech Variable Deferral Plan ("the Deferral Plan"). The Company agrees that the Employee shall continue to have the right to participate in the Deferral Plan until the age of 65. The Company further agrees that the Employee may continue to serve as a trustee of the Deferral Plan Trust. The Company further agrees that:

          (a) The Employee shall participate at the level chosen by him until age 65.

          (b) At termination of the Plan the Employee shall participate in any surplus distribution in accordance with his pro-rata share of the total pool amount.

          (c) The Employee shall be provided all reports and documents available to any other trustee.

     14. Disability. The Company acknowledges that it currently maintains disability insurance policies to compensate the Employee in the event of his disability. Notwithstanding any obligations on the Company to maintain disability insurance policies or the availability of same to the Company, the Company and Employee agrees as follows:

          (a) In the event of the Employee's disability, the Employee shall be entitled to the compensation specified in this Agreement, less any payments made under the Company's disability insurance policies, for the remainder of the Employeers employment term, be it full-time or part-time, and for so long as the Employee remains under the disability.

          (b) "Disability" as used in this paragraph shall be defined by the definition set forth in the then existing disability insurance policies of the Company.

          (c) In the event the Company does not have in full force and effect any disability insurance policies at the time of the Employee's disability, "disability" shall be defined as sickness, physical or mental, or other incapacity, or other reason causing the Employee to be unable to reasonably perform his services with respect to the company's business as those performed immediately prior to such disability.

     15. Termination. This Agreement may be terminated by the Company and the Employee pursuant to the following:

          (a) Employee's Voluntary Termination. The Employee may voluntarily terminate this Agreement by providing the Company one hundred twenty (120) days written notice if such termination is requested during the Employee's full-time employment and sixty (60) days written notice if during part-time employment. Any compensation to be paid to the Employee by the Company resulting from termination shall be governed by paragraph 16 of this Agreement.

          (b) Involuntary Termination. The Company shall have the right to involuntarily terminate the Employee with or without cause at any time. If such termination is without cause, the Company shall pay to the Employee the compensation as set forth in paragraph 16(b) herein. In the event the Employee is terminated by the Company for cause, he shall be entitled to no further compensation under this Agreement as of the effective date of the termination. For purposes of this Agreement, "cause" shall be defined as any action taken by the Employee or any action which the Employee fails to take which is determined by a court of competent jurisdiction to be criminal, fraudulent or to involve gross negligence on the part of the Employee, other than an act or failure to act which the Employee in good faith believed was for the benefit of the Company. The Company agrees to provide the Employee at least sixty (60) days written notice of termination pursuant to this subparagraph.

     16.  Payment on Termination.

          (a) Voluntary Termination. In the event the Employee voluntarily terminates this Agreement pursuant to paragraph (15)(a) hereof or exercises his right to elect part-time employment status pursuant to paragraph 5 hereof during the period of his full-time employment, he shall be paid the maximum total compensation he would receive under this Agreement for a period of five (5) years from the effective date of termination or change of employment status, unless upon the Employee's request, a waiver of the non-compete provision set forth in paragraph 17 is approved by a vote of two-thirds (2/3) of the Board excluding the Employee. Any payments required to be made to the Employee due to voluntary termination shall be payable to the Employee, or upon his death, to his spouse or to his estate, at the Employee's sole option.

          (b) Involuntary Termination. In the event the Employee is involuntarily terminated without cause by the Company, pursuant to paragraph 15 (b), he shall receive his full maximum total compensation pursuant to this Agreement, including part-time employment, for a period of five (5) years from the effective date of termination. Any payments required to be made to the Employee due to involuntary termination shall be payable to the Employee, or upon his death, to his spouse or to his estate, at the Employee's sole option.

          (c) In the event that the Company is taken over by a hostile board or the Employee is involuntarily terminated without cause by the Company, the Company shall post a letter of credit or a note subordinated only to the prime lender, in the amount of the total compensation to be paid the Employee under paragraphs 10,11,12 and 16(b), such note or letter of credit to be reduced dollar for dollar as compensation is paid out to the Employee under paragraph 16(b), or as premiums are paid to insurers on his behalf. In the event this paragraph is invoked, and the Employee receives a subordinated note, sales of assets by the Company greater than One-Hundred Thousand ($100,000) dollars will require the approval of the Employee. A hostile board is one, which involuntarily removes the employee from his position as Chairman of the Board, and/or CEO or which changes the duties of either position without the concurrence of the Employee.

     17. Covenant Against Competition. The Employee acknowledges that he has been involved in the operation of the Company and its subsidiaries and has familiarity with.the operation of the business of the Company and its subsidiaries. The Employee further acknowledges that the Company and
          its subsidiaries do business throughout the United States.     The
          Employee agrees that during the effectiveness of this Agreement and for a period of three (3) years from the effective date of the Employee's voluntary or involuntary termination of employment, he will not acquire interest in, other than an interest in a publicly traded corporation which is insufficient to influence such corporation's business or work, or perform any services for any person, firm, company, corporation, or other entity anywhere in the United States, which has been, is, or is then potentially a competitor the Company or its subsidiaries, or which is engaged primarily in activities similar to the type of business conducted by the Company or its subsidiaries at the time of termination, unless the Board approves same by two-thirds (2/3) vote excluding the vote of the Employee.

     18. Death of Employee. In the event of the Employee's death during the effectiveness of this Agreement, this Agreement shall stand terminated as of the date of death, except as to the following:

          (a) All compensation then being paid to the Employee by the Company as of the date of death shall continue to be paid to the Employee's surviving spouse or if not survived by his spouse, then his dependents, for a period of five (5) years after the date of death. In the event the Employee is not survived by his spouse or leaves no dependents, no compensation shall be payable by the Company after the date of death.

          (b) The provisions of paragraph 9(c) shall survive the termination of this Agreement and shall bind the Company as to their requirements.

          (c) The Company shall cooperate and take all necessary steps to effectuate the payment of the insurance proceeds established in paragraph 10 of this Agreement.

          (d) All accrued and unpaid benefits under this Agreement, whatsoever in nature, shall be payable to the Employee's estate.

     19. Assignment of Agreement. In the event that the Company is merged, reorganized, sold or otherwise comes under new ownership or control, if allowable under the law, all provisions of this Agreement shall bind the Company's successor in interest. The Company's successor in interest shall be required to retain the employee in the same capacity as employed by the Company.

     20.  Amendments.   This Agreement cannot be changed or terminated orally
          and no waiver of compliance with any provision or condition hereof shall be effective unless evidenced by an instrument in writing duly executed by the parties hereto sought to be charged by such waiver.

     21. Writing. This Agreement sets forth the entire understanding of the parties with respect to the employment of the Employee by the Company and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. This-Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     22. Waiver. The waiver by the Company or the Employee of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of this Agreement.

     23.  General Provisions.

          (a) Should the parties disagree as to the meaning of the provisions of this Agreement, they shall attempt to negotiate a settlement of their differences. If, however, the negotiations are unsuccessful, either party may seek aid of a court competent jurisdiction in the Commonwealth of Virginia, to either settle disputes arising as to the meaning or intent of this Agreement or to declare the parties' rights or to enforce this Agreement. In that event, the court shall deny attorney's fees and costs to the party not substantially prevailing and award the same to the party who substantially prevails.

          (b) In the event that any term, provision, or paragraph of this Agreement is declared illegal, void or unenforceable, the same shall not affect or impair the other terms, provisions, or paragraphs of this Agreement. Convenants contained in this Agreement shall be independent. The doctrine of severability shall be applied. The parties do not intend by this statement to imply the illegality, voidness or unenforceability of any of the terms, provisions or paragraphs of this Agreement.

     24. Captions. The captions for each paragraph are not part of this Agreement, but are for identification purposes only.

     25. Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the Commonwealth of Virginia.

     26. Notices. Any notice, writing, report or other document required or permitted hereunder shall be in writing and shall be given by pre-paid registered or certified mail, return receipt requested, addressed as follows:

     27.

          IF TO THE COMPANY:

          QuesTech, Inc.
          7600W Leesburg Pike
          Falls Church, VA    22043

          Attention: President and Chief Operating Officer

          COPY TO:

          Michael Rivera, Esq.
          Vice President and General Counsel
          7600-W Leesburg Pike
          Falls Church, VA   22043

          IF TO THE EMPLOYEE:

          Vincent L. Salvatori
          2652 Green Briar Lane
          Annapolis, MD 21401


     The date of any such notice and of service thereof shall be deemed to be the date of dispatch. Either party may change his address or purpose of notice by giving in accordance with the provisions of this paragraph.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the date and year first above written.


                         THE COMPANY:

Witnessed by:            QUESTECH, INC.



  M. P. Rivera           By:  Gerald F. Mayefskie
---------------------        ------------------------------
                              GERALD F. MAYEFSKIE
                              President and Chief Operating
                              Officer

                              THE EMPLOYEE:

Witnessed by:                 VINCENT L. SALVATORI



  M. P. Rivera                 Vincent L. Salvatori
---------------------        ------------------------------